UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2016
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RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)
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California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously reported, W. John Short’s employment as the Chief Executive Officer of RiceBran Technologies (the “Company”) was terminated on August 27, 2016. On November 18, 2016, the Company and Mr. Short entered into a Mutual Release Agreement (the “Agreement”), under which the Company resolved all matters related to Mr. Short’s separation from employment with the Company and Mr. Short’s service on the Company’s board of directors. The Agreement will be effective on November 23, 2016, and Mr. Short may revoke the Agreement at any time before that date.

Pursuant to the Agreement, Mr. Short will receive the following payments: (i) an initial payment of $220,000; (ii) an additional payment of $225,000, payable on or before January 15, 2017; and (iii) fifteen equal monthly installments of $17,000, with the first installment being paid on or before February 15, 2017; and (iv) $80,000, which represents the value of Mr. Short’s compensation had he continued to serve on the Company’s board of directors. Payment of the amounts described in parts (ii) and (iii) of this paragraph will accelerate in the event the Company completes certain asset sales, other than those made in the ordinary course of business.

In addition to the payments described above, the Agreement also provides for (i) a mutual release by Mr. Short and the Company, (ii) payment to Mr. Short’s attorneys for legal fees incurred by Mr. Short in connection with matters related to Mr. Short’s employment agreement and this Agreement, and (iii) full vesting of any unvested restricted stock held by Mr. Short.

Pursuant to the Agreement, Mr. Short resigned from the Company’s board of directors, which resignation will be effective upon his receipt of (i) the $220,000 and the $80,000 payments described above and (ii) a stock certificate for his restricted shares that vested under the Agreement.

The description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this report and is incorporated into this report by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Mutual Release Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: November 22, 2016	By:	/s/ J. Dale Belt
J. Dale Belt
Chief Financial Officer
(Duly Authorized Officer)